Exhibit 10.3

STRICTLY CONFIDENTIAL

MASTER PURCHASE AGREEMENT
relating to the Company

Contents

Schedules		3
1.	Definitions	6
2.	Transfer of the Company	23
3.	Final Purchase Price and Closing Statement	25
4.	Signing	29
5.	Conditions precedent to Closing	29
6.	Covenants between Signing and Closing	31
7.	Conduct of Business pending Closing	34
8.	Closing	35
9.	Post-Closing Covenants	39
10.	Back-To-Back Arrangements	41
11.	Residual Closing	42
12.	Buyer’s Investigations	45
13.	Seller's Warranties	45
14.	Buyer’s Warranties	46
15.	Specific Indemnities	48
16.	Indemnification	49
17.	Claim Notice, Dispute of Claim and Third Party Claims	52
18.	Restrictive Covenants	54
19.	Transitional Services Agreement and Otoscan Development Agreement	56
20.	Joint Taxation	56
21.	Parent Guarantees	57
22.	Confidentiality and Publicity	57
23.	Governing Law and Disputes	59
24.	Miscellaneous	60

Schedules
Schedule 1.1:	Net Interest Bearing Debt and Net Working Capital Calculation Example
Schedule 2.1.1.2:	Excluded Assets and Excluded Liabilities (to be finalized pending Closing)
Schedule 2.2.2(a):	Forms of Company Specific Share Sale Agreement
Schedule 2.2.2(b):	Forms of Company Specific Asset Sale Agreement
Schedule 2.2.2(c):	List of Company Specific Purchase Agreements
Schedule 3.2.1:	Preliminary Purchase Price Statement
Schedule 8.3(v):	Resignation letters from the members of the board of directors
Schedule 8.3(vi):	Resignation letters from the auditor
Schedule 8.3(ix):	Material Adverse Effect Statement
Schedule 12.1:	Due Diligence Documentation
Schedule 13.1:	Seller’s Warranties
Schedule 19.1.1:	Transitional Services Agreement
Schedule 19.2.1:	Otoscan Development Terms
Schedule 20.1:	Cessation of Joint Taxation for Share Sale Companies (Denmark)
Schedule 22.4:	Press releases

MASTER PURCHASE AGREEMENT

by and between

GN Hearing A/S
Company reg. no. 55082715
Lautrupbjerg 7
DK-2750 Ballerup
Denmark
(the “Seller”)

Natus Medical Inc.
6701 Koll Center Parkway, Suite 120
Pleasanton, CA 94566
USA
(the “Buyer”)

(the Seller and the Buyer are each referred to as a “Party” and collectively the “Parties”)

regarding

the Company (as defined below).

WHEREAS

(A)	The Seller is the direct or indirect owner of the Company (as defined below).

(B)	The Seller is the subsidiary of the Seller Parent (as defined below), a company with shares listed for trading on NASDAQ Copenhagen.

(C)	The Buyer is a company with shares listed for trading on NASDAQ.

(D)	The Company manufactures hearing assessment, fitting, screening and balance diagnostic equipment.

(E)	The Buyer is professionals in the business of the Company with deep industry knowledge.

(F)	The Seller wishes to sell and the Buyer wishes to buy the Company.

(G)	The Transaction (as defined below) will be structured as a combination of share sales and asset sales and/or demergers, if so agreed between the Parties, of the relevant companies in the Company.

(H)
The Parties have agreed that the Transaction will be structured so that the sale of the shares or assets and liabilities of the Major Jurisdiction Companies (as defined below) will be completed at Closing (as defined below), and certain Residual Jurisdiction Companies (as defined below) will be completed at Closing or as soon as possible thereafter.

(I)
The acquisition of the Major Jurisdiction Companies and the Residual Jurisdiction Companies will be made by the Buyer or an Affiliate (as defined below) of the Buyer and appointed by the Buyer prior to Closing.

(J)
The Company receives certain services from the Seller. The Parties have agreed that the Transaction will take place on a “share deal” basis, meaning that it is the intention of the Parties that the Buyer acquires the Company as a fully functioning going concern. To facilitate and provide for an orderly transition in connection with the transfer of the Company to the Buyer, and to facilitate the ongoing operations of the Company for a transitional period, the Parties desire to enter into a Transitional Services Agreement (as defined below) to set forth the terms and conditions pursuant to which the Seller will provide the above-mentioned services to the Company on a transitional basis following Closing.

(K)
The Parties will work together in good faith to, inter alia, (i) structure the Transaction in the most beneficial manner for the Parties with regard to e.g. Tax; (ii) work around any problems or delays affecting the Closing of the sale of either the Major Jurisdiction Companies or the Residual Jurisdiction Companies, e.g. through Back-To-Back Arrangements (as defined below); and (iii) identify and make any Wrong Pocket Transfers (as defined below) and any relevant adjustments to the Final Purchase Price as a result thereof.

1.	Definitions

1.1	The following terms used in this Agreement have the following meanings:
“Adjustment Amount”            has the meaning ascribed to it in clause 3.3.13.

“Affiliate”                means, in respect of a Person, any other Person (other than the Company) that is controlled by, controls, or is under common control with the first Person. For the purposes of this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the power to exercise decisive influence over a Person’s financial and operating decisions.

“Agreement”            means this master purchase agreement and its Schedules as amended from time to time pursuant to clause 24.3.

“Asset Sale Company”            means each of GN Resound Pty. Ltd. (Australia), GN Resound Hoertechnologie GmbH (Austria), GN Resound Productos Médicos Ltda. (Brazil), GN Resound Shanghai Ltd. (China), GN ReSound China Ltd. (China), GN Hearing A/S (Denmark), GN Resound Finland Oy/Ab (Finland), GN Hearing SAS (France), GN Hearing GmbH (Germany), GN Resound India Private Limited (India), GN Hearing

s.r.l. (Italy), GN Resound Japan K.K. (Japan), GN Hearing Benelux (Netherlands), GN Resound (NZ) Ltd. (New Zealand), GN Resound Norge AS (Norway), GN Resound LLC (Russia), GN Hearing Pte. Ltd. (Singapore), GN Hearing Care S.A. (Spain), GN Resound AB (Sweden), GN Resound AG (Switzerland), GN Resound Ltd. (United Kingdom), GN Hearing Care Corporation (United States (California)) and Audio Electronics Inc. (United States (Texas)) (collectively the “Asset Sale Companies”).

“Back-To-Back Arrangement”        has the meaning ascribed to it in clause 10.1.

“Basket”                 has the meaning ascribed to it in clause 16.3.4(ii).

“Breach”                means any failure to fulfil obligations and liabilities under this Agreement.

“Business Day”            means any day on which the banks in Denmark are generally open for over the counter transactions.

“Buyer”                 mean Natus Medical Incorporated, 6701 Koll Center Parkway, Suite 120, Pleasanton, CA 94566, United States.

“Buyer’s Bank Account”        means such bank account of the Buyer to be designated by the Buyer no later than 10 Business Days prior to Closing..

“Buyer's Group”            means any Person (other than the Company) that is controlled by, controls, or is under common control with the Buyer. For the purposes of this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the power to exercise decisive influence over a Person’s financial and operating decisions.

“Buyer’s Knowledge”            means the Disclosed information as well as the actual knowledge of James B. Hawkins, Ken Traverso, Jonathan Kennedy, Anthony Chan, Sharon Villaverde, Mahmoud Elaskary and Nitin Gaglani as well as knowledge such persons should have had after having made due inquiries with employees of Buyer and Buyer’s Representatives having been provided with access details to the Due Diligence Documentation, as at the Signing Date or the Closing Date, as appropriate.

“Buyer’s Warranties”            mean the Warranties given by the Buyer to the Seller as set forth in clause 14.

“Cap”                has the meaning ascribed to it in clause 16.3.5.

“Change of Control Contract”        means (a) any contract material to the business of the Company as conducted at Signing entered into by any Share Sale Company with any third party which requires the consent of such third parties to the relevant Local Buyer’s purchase of the share capital of the Share Sale Company, which grants such third parties the right to terminate such contract, or which in any other way places such third parties in a more favourable position due to the relevant Local Buyer’s purchase of the share capital of the Share Sale Company; and (b) any contract material to the business of the Company as conducted at Signing entered into by any Asset Sale Company with any third party which cannot, according to local Law or the terms of the contract, be assigned on Closing to the relevant Local Buyer without the consent of the contract party (collectively the “Change of Control Contracts”).

“Change of Control Permit”         means (a) any Permit of any Share Sale Company which requires the consent of any governmental or other public or non-public body or agency to the relevant Local Buyer’s purchase of the share capital of the Share Sale Company or which entitles such body or agency to terminate or revoke the Permit concerned due to the relevant Local Buyer’s purchase of the share capital of the Share Sale Company; and (b) any Permit of any Asset Sale Company which requires the consent of any governmental or other public or non-public body or agency to the relevant Local Buyer’s purchase of the Company-related assets and liabilities of the Asset Sale Company or which cannot be transferred to the Local Buyer in connection with an asset sale (collectively the “Change of Control Permits”).

“Claim”                 means any claim for a Loss raised by a Party against the other Party due to a Breach.

“Claim Notice”            has the meaning ascribed to it in clause 17.1.1.

“Closing”                means the Parties' mutual fulfilment of their obligations described in clause 8.

“Closing Date”            means the Business Day on which Closing takes place.

“Closing Memorandum”        means the minutes of the meeting at which Closing takes place.

“Closing Statement”            has the meaning ascribed to it in clause 3.3.1.

“Combined Business”            has the meaning ascribed to it in clause 6.1.5.

“Company”                means GN Otometrics Denmark and the Subsidiaries, the other Share Sale Companies, all other Seller businesses manufacturing hearing assessment, fitting, screening and balance diagnostic equipment, and all other Company-related assets and liabilities as detailed in clause 2.1.

“Company Specific Asset
Purchase Agreement(s)”        means the agreements (with appendices) forming Schedules hereto regulating the transfer of assets and liabilities from the Local Seller to the Local Buyer for Asset Sale Companies.

“Company Specific
Purchase Agreement(s)”        means the Company Specific Asset Purchase Agreement(s) and the Company Specific Share Purchase Agreement(s).

“Company Specific Share
Purchase Agreement(s)”        means the agreements (with appendices) forming Schedules hereto regulating the transfer of shares from the Local Seller to the Local Buyer for Share Sale Companies.

“Confidential Information”        means any information disclosed prior to, on or after the date of this Agreement which a Party or its Representatives disclose to the other Party or the other Party’s Representatives in connection with the Transaction, irrespective of the medi-

um through which such information is provided, which includes, without limitation, any electronic or web-based type of communication. Conଁdential Information includes, without limitation, (i) any kind of business, commercial or technical information and any copies or abstracts made thereof; (ii) all analyses, compilations, data, studies or other documents prepared by the receiving Party or the receiving Party’s Representatives containing or based in whole or in part on any such disclosed information (e.g. any due diligence reports); (iii) the existence of this Agreement; (iv) the fact that Conଁdential Information will be and has been exchanged; and (v) any other information regarding the Transaction.

“Corporate Documents”        mean the memorandum of incorporation, articles of association, rules of procedure for the board of directors and similar documents.

“De Minimis Threshold”            has the meaning ascribed to it in clause 16.3.4(i).

“Disclosed”            means with respect to any matter or fact relating to the Company, or to any of the Company’s activities, that such matter or fact has been disclosed to the Buyer and/or its Representatives as specified in clause 12.1 in an accurate and fair way including by way of the Due Diligence Documentation that would enable the Buyer and/or its Representatives, given the nature and context of the disclosure and the Buyer’s and its Representatives’ industry knowledge, to become aware of the possible implications on the Company of such matter or fact.

“Due Diligence Documentation”        has the meaning ascribed to it in clause 12.1.

“Enterprise Value”	has the meaning ascribed to it in clause 3.1.1.

“Estimated Net

Interest Bearing Debt”
means the Seller's good faith estimate of the Net Interest Bearing Debt of the Major Jurisdiction Companies and any Residual Jurisdiction Companies for which (and to the extent) the Transaction is completed at Closing as of the Closing Date as determined in accordance with clause 3.2 as set out in the Preliminary Purchase Price Statement.

“Estimated Net Working Capital

Adjustment Amount”
means the Seller's good faith estimate of the Net Working Capital Adjustment Amount for the Major Jurisdiction Companies and any Residual Jurisdiction Companies for which (and to the extent) the Transaction is completed at Closing as of the Closing Date as determined in accordance with clause 3.2 as set out in the Preliminary Purchase Price Statement.

“Estimated Purchase Price”
means the Enterprise Value less the Estimated Net Interest Bearing Debt and adjusted by the Estimated Net Working Capital Adjustment Amount as determined clause 3.2 as set out in the Preliminary Purchase Price Statement.

“Excluded Asset”            means assets of Asset Sale Companies excluded from the Transaction as defined in Schedule 2.1.1.2 (collectively the “Excluded Assets”).

“Excluded Liability”            means liabilities of Asset Sale Companies excluded from the Transaction to be defined in Schedule 2.1.1.2 (collectively the “Excluded Liabilities”), which shall include, without limitation, (i) any and all Tax liabilities of the Asset Sale Companies (except for latent Tax liabilities relating to the assets of the Company, which are assumed by the Buyer (in Danish "momsreguleringsforpligtelser")), and (ii) any and all criminal liability of the Asset Sale Companies.

“Final Net Interest Bearing Debt”
means the Parties’ determination of the actual Net Interest Bearing Debt of the Major Jurisdiction Companies and any Residual Jurisdiction Companies for which (and to the extent) the Transaction is completed at Closing as of the Closing Date in accordance with clause 3.3 and in accordance with the principles set out in the Preliminary Purchase Price Statement.

“Final Net Working Capital
Adjustment Amount”            means the Parties' determination of the actual Net Working Capital Adjustment Amount for the Major Jurisdiction Companies and any Residual Jurisdiction Companies for which (and to the extent) the Transaction is completed at Closing as of the Closing Date in accordance with clause 3.3 and in accordance with the principles set out in the Preliminary Purchase Price Statement.

“Final Purchase Price”            has the meaning ascribed to it in clause 3.1.1.

“Financing”            has the meaning ascribed to it in clause 6.3.

“Fundamental Warranties”        has the meaning ascribed to it in clause 13.2.

“GN Otometrics Denmark”        means GN Otometrics A/S, a public limited liability company 100% owned by the Seller Parent incorporated under the Laws of Denmark with company reg. no. 25384687, Hørskætten 9, Klovtofte, DK-2630 Taastrup, Denmark.

“Independent Accountant”        means a state-authorised public accountant, appointed by FSR – Danish Auditors (in Danish: “FSR – danske revisorer”), from a well-reputed major international auditing firm, (i) who is not the registered auditor of any Party and who has not advised any of the Parties in connection with the negotiation and consummation of the Transaction; and (ii) who is willing and able to render a statement to the Parties to this effect on behalf of the firm of the accountant.

“Intellectual Property Rights”        means any rights associated with (a) patents and patent applications; (b) registered and unregistered trademarks and service marks, company names  and trade names and domain names; (c) registered and unregistered copyrights and registered and unregistered design rights; (d) rights to trade secrets and know-how; and (e) any other intellectual property rights.

“Interest”                means 2 % per year.

“Key Employee”            means each of Kim Lehmann, Kim Rønn, Lars Henrik Jensen, Tommy Bysted,

Christian Deichmann, Markus Mauer, Chad Boerst, Francis Zhou, Engin Aksel and Fabio Gomiero (collectively the “Key Employees”).

“Law”                means any national, state, federal, local or other law or regulation in any country or jurisdiction and the regulations and orders promulgated thereunder where the Company conducts its business as of the Signing Date.

“Local Buyer”            means any company, being the Buyer or an Affiliate of the Buyer, who is the buyer under a Company Specific Purchase Agreement.

“Local Seller”            means any company, being the Seller or an Affiliate of the Seller, who is the seller under a Company Specific Purchase Agreement.

“Loss”                means any loss suffered by a Party (or its Affiliates) or by the Company, calculated in accordance with Danish law, except the Loss shall not include indirect or consequential losses.

“Major Jurisdiction Company”        means GN Resound Pty. Ltd. (Australia), DB Special Instruments Inc. (Canada), GN Resound Shanghai Ltd. (China), GN ReSound China Ltd. (China), GN Hearing A/S (Denmark), GN Otometrics A/S (Denmark), GN Otometrics SAS (France), GN Hearing SAS (France), GN Hearing GmbH (Germany), GN Hearing s.r.l. (Italy), GN Resound Ltd. (United Kingdom), GN Hearing Care Corporation (United States (California)) and Audio Electronics Inc. (United States (Texas)) (collectively the “Major Jurisdiction Companies”).

“Material Adverse Effect”        means a material adverse change of the financial position or financial prospects of the Company as a result of any Breach by the Seller.

“Net Interest Bearing Debt”        means the consolidated aggregate amount of the following balance sheet items for (a) the Asset Sale Companies if and to the extent the assets and liabilities below are transferred in the Transaction; and (b) the Share Sale Companies:
(i)    long and short term interest bearing debt owed to any third party, including bank loans, overdrafts, loan notes and subordinated loans, financial leases, factored receivables, and any other interest-bearing loans or credit liabilities; plus
(ii)    interest or non interest bearing intra-group balances in favour of the Seller’s group (non-Company entities) which are of a financing nature; plus
(iii)    payable corporation Tax regarding current tax year, most recent finalised tax year and previous years, but specifically excluding deferred Tax; plus
(iv)    certain other creditors, including defined benefit pension liabilities, earn-out liabilities, severance liabilities, unpaid transaction costs, liability for a compensation programme to an ASI employee and capex/R&D payables; plus
(v)    all interest accrued but unpaid thereon; less
(vi)    cash balances (whether interest bearing or not), including positive bank balances, interest bearing loans provided to third parties, as well as any other liquid funds, including any securities held; less
(vii)    interest or non interest bearing intra-group balances in favour of the Company, meaning the aggregate of receivables from the Seller’s group (non-Company entities) held by the Company which are of a financing nature; less

(viii)    receivable corporation Tax regarding current tax year, most recent finalised tax year and previous years; less
(ix)    certain other assets, including defined benefit pension assets; and less
(x)    all interest accrued but unpaid thereon
(all as illustrated in Schedule 1.1).

“Net Working Capital”            means the consolidated aggregate amount of the following balance sheet items for (a) the Asset Sale Companies if and to the extent the assets and liabilities below are transferred in the Transaction; and (b) the Share Sale Companies:
(i)    inventory, meaning the net of inventory and the provision for obsolete inventory; plus
(ii)    trade receivables, meaning the net of outstanding payments from customers and the provision for bad and doubtful debt; plus
(iii)    trade receivables payable by the Seller’s group (non-Company entities) incurred in the ordinary course of business; plus
(iv)    pre-payments to non-affiliated parties; plus
(v)    accrued income; plus
(vi)    other operating receivables, including accruals, prepayments and other receivables (net of reservations for doubtful accounts) but specifically excluding rent deposits; less

(vii)    trade accounts payable to third parties but specifically excluding capex/R&D payables; less
(viii)     trade accounts payable to the Seller’s group (non-Company) incurred in the ordinary course of business; less
(ix)    warranty provisions; less
(x)    liabilities in respect of prepayments from non-affiliated parties; and less
(xi)    accrued expenses and other non-interest bearing current liabilities
(all as illustrated in Schedule 1.1).

“Net Working Capital
Adjustment Amount”            means the amount by which the Net Working Capital is greater or less than the Reference Net Working Capital.

“Notice of Disagreement”        has the meaning ascribed to it in clause 3.3.3.

“Otoscan Development Terms”        has the meaning ascribed to it in clause 19.2.1.

“Party”                means any one of the Seller and the Buyer of this Agreement individually and “Parties” mean the Seller and the Buyer collectively.

“Permit”                means any permit, license, authorisation, registration, concession and approval, including approval required by applicable Law material to the business of the Company as conducted at Signing (collectively the “Permits”).

“Person”                means any individual, corporation, partnership, firm, joint venture, association, trust, organisation, governmental or regulatory body or other entity.

“Preliminary Purchase Price
Statement”                has the meaning ascribed to it in clause 3.2.1.

“Recovery Amount”            has the meaning ascribed to it in clause 16.6.1.

“Reference Net Working Capital”        means USD 27,105,809.

“Representatives”            means directors, ofଁcers or employees of a Party or of its Affiliates involved in the Transaction, or attorneys, auditors, tax advisors, consultants or corporate finance advisors advising one Party or its Affiliates with respect to the Transaction.

“Residual Closing”            means the Parties' mutual fulfilment of their obligations described in clause 11 for the relevant Residual Jurisdiction Companies.

“Residual Closing Memorandum”        means the minutes of the meeting at which the Residual Closing takes place.

“Residual Jurisdiction Company”        means GN Resound Hoertechnologie GmbH (Austria), GN Resound Productos Médicos Ltda. (Brazil), GN Resound Finland Oy/Ab (Finland), GN Resound India Private Limited (India), GN Resound Japan K.K. (Japan), GN Hearing Benelux (Netherlands), GN Resound (NZ) Ltd. (New Zealand), GN Resound Norge AS (Norway), GN Resound LLC (Russia), GN Hearing Pte. Ltd. (Singapore), GN Hearing Care S.A. (Spain), GN Resound AB (Sweden), GN Resound AG (Switzerland) and Audiology Systems, Inc. (United States (Delaware)) (collectively the “Residual Jurisdiction Companies”).

“Schedule”                means any and all schedules attached to this Agreement.

“Seller”                means GN Hearing A/S, a public limited liability company 100% owned by the Seller Parent incorporated under the Laws of Denmark with company reg. no. 55082715, Lautrupbjerg 7, DK-2750 Ballerup, Denmark.

“Seller Parent”            means GN Store Nord A/S, a public limited liability company incorporated under the Laws of Denmark with company reg. no. 24257843, Lautrupbjerg 7, DK-2750 Ballerup.

“Seller's Bank Account”        means the Seller's client trust account with Moalem Weitemeyer Bendtsen in Nordea Bank reg. no. 2230, account no. 5036 2524 74, IBAN DK6720 0050 3625 2474 and SWIFT NDEADKKK.

“Seller's Knowledge”            means the actual knowledge of Anders Hedegaard, Marcus Desimoni, each of the Key Employees, and each of Martin Sick Nielsen, Nicolai Storm Lund, Asif Muhammad and Morten Lyngstrand Baagø, as well as knowledge such persons should have had (i) in their positions with the Seller or the Company as applicable, but without having made any specific investigations into the specific matters as a consequence of the Seller providing the Seller's Warranties, and (ii) after having made due inquiries with attorneys Dan Moalem and Lennart Meyer Østenfjeld of Moalem Weitemeyer Bendtsen Law Firm, Lars Engskov and Elliot Grove of PwC Denmark, Corporate Finance, Ragna Ceder and Tina Flagstad of PwC Denmark, Transaction Services, and Bjarne

Gimsing of EY Denmark, Tax, as at the Signing Date or the Closing Date, as appropriate.

“Seller's Group”            means any Person (other than the Company) that is controlled by, controls, or is under common control with the Seller. For the purposes of this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the power to exercise decisive influence over a Person’s financial and operating decisions.

“Seller's Warranties”            mean the Warranties given by the Seller to the Buyer as set forth in clause 13.

“Share Sale Company”            means each of DB Special Instruments Inc. (Canada), GN Otometrics A/S (Denmark), GN Otometrics SAS (France) and Audiology Systems, Inc. (United States (Delaware)) (collectively the “Share Sale Companies”).

“Signing Date”            means the date on which the Parties sign this Agreement.

“Subsidiaries”            mean the companies in which GN Otometrics Denmark owns 100% of the share capital, being Génie Audio Inc. (Canada), Otometrics Shanghai Co., Ltd. (China), Inmedico A/S (Denmark), and GN Otometrics GmbH (Germany) as well as GN Group Solutions GmbH (in liquidation) (unless such company prior to Closing has been finally dissolved and any proceeds distributed to GN Otometrics Denmark).

“Tax”                means all direct and indirect taxes and tax liabilities, whether actual or deferred,

including income tax, corporation tax (including payments under the Danish joint taxation regime), capital gains tax, VAT and sales tax, withholding tax, registration fees, stamp duties, customs duties, tax deducted from income at source (in Danish: "A-skat"), labour market contributions, other social security costs, property tax and similar taxes, including interest, fees, additional tax and tax penalties.

“Third Party Claim(s)”            has the meaning ascribed to it in clause 17.3.1.

“Third Party Rights”            mean any lien, mortgage, deed of trust, deed to secure debt, pledge, charge, security interest, right of first refusal, easement, restriction and other third party right.

“Transaction”            means the transfer of the Company from the Seller to the Buyer (or its Affiliates as applicable) as described in this Agreement.

“Transfer Tax”            means any real and personal property transfer, documentary, sales use, registration, value-added, conveyance, real estate transfer and any similar taxes, together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts imposed on or with respect to the transfer of assets and assumption of the liabilities in connection with this Agreement and any Company Specific Purchase Agreements.

“Transitional Services Agreement”        has the meaning ascribed to it in clause 19.1.1.

“USD”                means United States Dollars, being the lawful currency in the United States.

“Virtual Data Room”            has the meaning ascribed to it in clause 12.1.

“Warranties”            mean the representations and warranties given by the Seller in accordance with clause 13 and by the Buyer in accordance with clause 14.

“Warranty Breach”            means any Breach of the Warranties.

"Wrong Pocket Asset or Liability"        has the meaning ascribed to it in clause 9.3.1.

"Wrong Pocket Transfer"        has the meaning ascribed to it in clause 9.3.1.2.

1.2	Expressions such as “including” and similar expressions mean “including, but not limited to.”

1.3	Words in the singular include the plural and vice versa.

1.4
Any Danish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept will, in respect of any jurisdiction other than that of Denmark, be deemed to include what, in that jurisdiction, most nearly approximates to the Danish legal term.

2.	Transfer of the Company

2.1	Transaction Object

2.1.1	The Buyer will purchase:

2.1.1.1	the shares of all the Share Sale Companies (and indirectly of all the Subsidiaries) and

2.1.1.2	all of the Company-related assets and liabilities of Asset Sale Companies, including but not limited to:

(i)	Intellectual Property Rights;

(ii)	tangible and intangible property, including customer lists, records, goodwill and other intangible assets;

(iii)	all contractual arrangements with suppliers, customers and other third parties;

(iv)	all Permits;

(v)	all contractual arrangements with employees; and

(vi)	any other assets and/or liabilities related to or used in connection with the ordinary course of the Company upon Closing, unless such asset or liability is specifically listed as an Excluded Asset and/or an Excluded Liability in Schedule 2.1.1.2 (Excluded Assets and Excluded Liabilities), respectively.

2.2	Transfer of the Company

2.2.1	Subject to the terms and conditions set out in this Agreement, the Seller sells the Company to the Buyer, and the Buyer acquires the Company from the Seller.

2.2.2
The transfer of the Company is completed by the Local Sellers selling the shares of the relevant Share Sale Companies and the Company-related assets and liabilities of the relevant Asset Sale Companies, as the case may be, to the relevant Local Buyer as specified in the relevant Company Specific Purchase Agreement substantially in the forms set out in Schedule 2.2.2(a) (Company Specific Share Purchase Agreement) and Schedule 2.2.2(b) (Company Specific Asset Purchase Agreeement) (subject only to local mandatory requirements). A list of the Company Specific Share Purchase Agreements and Company Specific Asset Purchase Agreements for the Major Jurisdiction Companies and the Company Specific Share Purchase Agreements and Company Specific Asset Purchase Agreements for the Residual Jurisdiction Companies is attached as Schedule 2.2.2(c).

3.	Final Purchase Price and Closing Statement

3.1	Final Purchase Price

3.1.1
The total consideration payable by the Buyer to the Seller for the Company shall be USD 145,000,000 (the “Enterprise Value”) less the Final Net Interest Bearing Debt and adjusted by the Final Net Working Capital Adjustment Amount (the “Final Purchase Price”).

3.2	Estimated Purchase Price

3.2.1
At the latest 15 (fifteen) Business Days prior to the Closing Date, the Seller shall deliver to the Buyer a statement (the “Preliminary Purchase Price Statement”) setting forth the Seller's good faith estimates of the Estimated Net Interest Bearing Debt and the Estimated Net Working Capital Adjustment Amount and the corresponding Estimated Purchase Price, in each case determined as of the Closing Date and in accordance with Schedule 3.2.1, together with any additional information reasonably requested by the Buyer.

3.2.2	The Estimated Purchase Price must be paid by the Buyer in cash to the Seller's Bank Account at Closing. Any transfers from Buyer are to be marked “DMO/LMO-Orange”.

3.3	Closing Statement

3.3.1
Within 45 (fourty-five) Business Days after the Closing Date, the Seller shall cause the preparation of and delivery to the Buyer of the calculation of the Final Net Interest Bearing Debt and the Final Net Working Capital Adjustment Amount, and consequently the Final Purchase Price and the Adjustment Amount, in accordance with the principles of the Preliminary Purchase Price Statement (together the “Closing Statement”). The Closing Statement must be prepared on the basis of a pro forma consolidated closing balance sheet for the Company as of Closing Date, and in accordance with IFRS as applied by GN Store Nord A/S in its consolidated financial statements for 2015 (for all entities other than Audiology Systems, Inc.) or US GAAP (for Audiology Systems, Inc.). The Seller shall have unrestricted access to all books, records and other information as well as to the employees of the Company which in the reasonable opinion of the Seller is necessary or appropriate for the Seller to prepare or review the Closing Statement.

3.3.2
Following delivery of the Closing Statement, the Seller shall provide the Buyer and the Buyer's Representatives with any supporting documentation for the Closing Statement which the Buyer reasonably requests.

3.3.3
No later than 45 (forty-five) Business Days after the Buyer's receipt of the Closing Statement, the Buyer shall notify the Seller in writing of any item(s) which the Buyer wishes to dispute on the basis that the Closing Statement was not prepared or calculated in accordance with clause 3.3.1 (the “Notice of Disagreement”). The Notice of Disagreement must:

(i)
specify in reasonable detail the nature of the disagreement and provide a description in reasonable detail of the reasons for such disagreement (including appropriate supporting documentation in the possession of the Buyer); and

(ii)	include a specific proposal for adjustment of each disputed item in the Closing Statement.

3.3.4
If the Buyer has not given any Notice of Disagreement, the Closing Statement as prepared by the Seller will be deemed final and binding upon the Parties, except in case of manifest error or fraud. If the Buyer has not given any objection on the basis of a manifest error within 120 (one-hundred-and-twenty) Business Days after the Buyer's receipt of the Closing Statement, the Closing Statement shall be deemed final.

3.3.5
The Buyer and the Seller shall discuss the Notice of Disagreement in good faith and, if they reach an agreement amending the Closing Statement, the Closing Statement as amended by such agreement will become final and binding upon the Buyer and the Seller except in case of manifest error or fraud.

3.3.6
If the Parties are unable to reach an agreement prior to the expiry of 30 (thirty) Business Day after such Notice of Disagreement is delivered to the Seller, either Party may within a subsequent period of 30 (thirty) Business Days refer the disputed item(s) to the Independent Accountant for its final and binding decision. If a disputed item relates to a legal or contractual issue, including the legal interpretation of this Agreement, such dispute shall be referred to arbitration in accordance with clause 23 within the said period of 30 (thirty) Business Days.

3.3.7
If the dispute is not referred to the Independent Accountant within the period stipulated, the Closing Statement delivered to the Buyer will be final and binding upon the Parties subject only to any changes agreed by the Parties in writing and except in case of manifest error or fraud.

3.3.8
Unless otherwise agreed by the Parties, the Independent Accountant will establish the procedural rules in connection with its hearing of the Parties’ respective positions on the disputed item(s) and any related issues to be investigated in connection with the settling of the dispute. The decision of the Independent Accountant is final and binding upon the Parties and will not be subject to judicial or arbitrational review, except in case of manifest error or fraud.

3.3.9
The Parties shall use their best efforts to ensure that the Independent Accountant renders its decision within 60 (sixty) Business Days after the disputed matter was referred to the Independent Accountant.

3.3.10
The Parties shall make any deposit with and/or make any upfront payment to the Independent Accountant as well as sign any release letter reasonably required by the Independent Accountant in order for it to accept the task of acting as the Independent Accountant in accordance with the terms of this Agreement. Any such deposit and/or upfront payment shall be divided equally between the Parties (50/50).

3.3.11
The Independent Accountant must have reasonable access to all of the books and records of the Company, whether the relevant books and records reside with the Seller’s Group or the Buyer’s Group. Both Parties undertake to procure such access.

3.3.12
The aggregate fees and expenses finally payable to the Independent Accountant shall be borne by the Seller and the Buyer in such proportion as the Independent Accountant determines, taking into account which party has prevailed the most in its argumentation (based on the amounts claimed by each of the parties) with respect to the disputed item(s) referred to the Independent Accountant for its decision, and the Independent Accountant's decision shall include a decision on the allocation of the said fees and expenses between the parties. If the parties are equally correct in the aggregate, the fees and expenses finally charged by the Independent Accountant shall be divided equally between the Parties (50/50). If one of the Parties shall bear the fees and expenses payable to the Independent Accountant, such party shall indemnify the other party from any deposit and/or upfront payment made by the other party to the Independent Accountant.

3.3.13	If the Final Purchase Price is:

(i)	greater than the Estimated Purchase Price, the Buyer shall pay to the Seller an amount equal to such excess amount; or

(ii)	lower than the Estimated Purchase Price, the Seller shall pay to the Buyer’s Bank Account an amount equal to such difference.
Any payment pursuant to this clause 3.3.13 (the “Adjustment Amount”) must be made within 5 (five) Business Days after the Closing Statement has become final as set forth in this clause 3.3. Payment of the Adjustment Amount must include Interest calculated from (but not including) the Closing Date until and including the date of payment.

3.4	Purchase Price Adjustment for the Residual Closing

3.4.1
The Parties acknowledge that due to the handling of historical (not to be transferred) and future (to be transferred) working capital effects in the Back-To-Back Arrangements as described in clauses 10.2 and 10.3, no Purchase Price adjustment will be required for working capital relating to the Residual Closing.

3.4.2
In the event that any assets or liabilities referenced in the definition of Net Working Capital or Net Interest Bearing Debt are transferred after the Closing Date, and are unaccounted for in the Closing Statement, an additional USD-for-USD adjustment shall be completed between the Parties, as required. For the avoidance of doubt, if the Transaction is completed in respect of Audiology Systems, Inc. at the Residual Closing, a USD-for-USD adjustment shall be completed between the Parties in respect of all Net Interest Bearing Debt and all Net Working Capital of Audiology Systems, Inc. transferred as part of the Transaction pursuant to this clause 3.4.2.

3.5	Allocation of the Final Purchase Price

3.5.1
The Estimated Purchase Price must be allocated between the Share Sale Companies and the Asset Sale Companies as set out in Schedule 2.2.2. The allocation of the Enterprise Value on the individual assets of the Asset Sale Companies is set out in sub-schedules to the individual Company Specific Asset Purchase Agreements.

3.5.2	The allocation of the Final Purchase Price must be agreed between the Parties prior to Closing and if requested by a Party verified by an independent third party appointed jointly by the Parties.

3.5.3
If there is an adjustment to the Estimated Purchase Price according to this clause 3.5, the adjustment must be made pro rata among the individual purchase prices for all Share Sale Companies and Asset Sale Companies.

3.6	Payment with discharging effect

3.6.1
The Buyer's payment of the Estimated Purchase Price and any Adjustment Amount to the Seller will be made with discharging effect. The Seller shall be responsible for transferring any part of the Estimated Purchase Purchase Price and any Adjustment amount paid by the Buyer to the Local Sellers in accordance with the allocation set out in Schedule 2.2.2.

4.	Signing

4.1	When signing this Agreement the Seller has delivered to the Buyer:

4.1.1
Documentary evidence from the board of directors of the Seller irrevocably authorising the signing of this Agreement and the Seller's consummation of the transactions contemplated by this Agreement (including without limitation any and all of its Closing deliveries as set out in clause 8.3).

4.2	When signing this Agreement the Buyer has delivered to the Seller:

4.2.1
Documentary evidence from the board of directors of the Buyer irrevocably authorising the signing of this Agreement and the Buyer's consummation of the transactions contemplated by this Agreement (including without limitation any and all of its Closing deliveries set out in clause 8.4).

4.2.2	Evidence of the Buyer's ability to pay the Estimated Purchase Price at Closing.

5.	Conditions precedent to Closing

5.1	Conditions precedent to the Buyer’s Obligations

5.1.1
The Buyer is not obliged to perform its obligations to consummate the Transaction at Closing as set forth in clause 8 unless the following conditions precedent are fulfilled or are waived by the Buyer on or prior to Closing:

(i)	the required merger clearances have been obtained, see clause 6.1;

(ii)	no Law makes it illegal for the Buyer to consummate the Transaction, and no order, decree or judgment prevents the Seller from consummating the Transaction;

(iii)
no suit, action, investigation, or other proceeding is pending or threatened before any court or governmental agency against the Buyer seeking to restrain, prohibit, or obtain damages or other relief, in connection with the consummation of the Transaction; and

(iv)	no Material Adverse Effect has occurred.

5.2	Conditions precedent to the Seller's obligations

5.2.1
The Seller is not obliged to perform its obligations to consummate the Transaction at Closing as set forth in clause 8 unless the following conditions precedent are fulfilled or are waived by the Seller on or prior to Closing:

(i)	the required merger clearances have been obtained, see clause 6.1 below;

(ii)	no Law makes it illegal for the Seller to consummate the Transaction, and no order, decree or judgment prevents the Buyer from consummating the Transaction;

(iii)
no suit, action, investigation, or other proceeding is pending or threatened before any court or governmental agency against the Seller seeking to restrain, prohibit, or obtain damages or other relief, in connection with the consummation of the Transaction; and

(iv)	no Material Adverse Effect has occurred.

5.3
Each of the Parties undertakes in good faith to use best efforts to ensure that the conditions precedent set out above in clauses 5.1.1 and 5.2.1 are fulfilled as soon as possible after the Signing Date.

5.4
Each of the Parties undertakes as soon as reasonably practicable to disclose in writing to the other Party any circumstances that will or are reasonably likely to prevent any of the conditions precedent from being satisfied upon becoming aware of such circumstances. Moreover, each of the Parties undertakes to inform the other Party in writing as soon as reasonably practicable when such Party has become aware that a condition precedent has been satisfied.

6.	Covenants between Signing and Closing

6.1	Filing for Merger Clearances

6.1.1
As soon as practically possible after the Signing Date, the Buyer shall file all required notifications to the relevant competition authorities and submit documents and information requested or required by such authorities to grant the merger clearances required for consummation of the transactions contemplated by this Agreement.

6.1.2
All communication with the relevant competition authorities with respect to the filings made must promptly be notified to the Seller who must also be provided with a copy of all such communication. Where permissible, the Seller and its Representatives have the right to participate in any meetings with the relevant competition authorities.

6.1.3
Each of the Parties shall, at the request of the other Party and as permitted by Law, furnish the other, in a timely manner, with all reasonable information concerning itself as may be necessary or advisable with a view to obtaining the merger clearances.

6.1.4
In case applicable antitrust regulation prohibits the exchange of certain information between the Parties, and it is necessary or advisable to exchange such information in order to obtain the merger clearances, the information is to be exchanged between the Parties’ respective legal counsels on a counsel-to-counsel basis without any direct disclosure to the other Party.

6.1.5
The Buyer shall undertake (or cause to be undertaken) any and all reasonable steps necessary to avoid or eliminate impediments for the antitrust clearances that may be asserted by any antitrust authority so as to enable the Buyer and the Seller to close the transactions as contemplated under this Agreement (subject to all conditions and requirements for Closing set out in this Agreement being fulfilled or waived, as applicable). This shall include the obligation of the Buyer to commit to reasonable divestments or reasonable behavioral remedies as are necessary to avoid the effect of materially delaying or preventing the consummation of the transactions contemplated under this Agreement, however, provided that the Buyer shall not be obliged to agree to or to offer:

(i)
divestments or behavioral remedies which are outside the scope of the Buyer's hearing screening and balance assessment equipment as conducted by the Buyer Parent and its subsidiaries and/or the Seller and its Affiliates (herein collectively “Combined Business”); and

(ii)
divestitures from the Combined Business which, individually or in the aggregate, are reasonably expected to result in an equivalent reduction of 15 (fifteen) percent or more of the EBITDA compared to the Company's EBITDA in the fiscal year ending 31 December 2015 (it being understood that EBITDA for the purpose of this clause 6.1.5 shall be based on marginal impact on a consolidated basis).

(iii)
In the event that divestitures exceeding the threshold set forth in item (ii) above are required by any antitrust authority to secure a clearance decision, the Buyer and the Seller shall negotiate in good faith with a view to finding a mutually satisfactory solution.

6.2	Change of Control Contracts and Change of Control Permits for Major Jurisdiction Companies

6.2.1
The Parties shall take all reasonable steps to obtain the consents between Signing and Closing under any Change of Control Contracts and any Change of Control Permits for Major Jurisdiction Companies, and any Residual Jurisdiction Companies for which (and to the extent) the Transaction is completed at Closing.

6.2.2
If any consent required in connection with the assignment by the Local Seller to the Local Buyer or the sale of the shares in the Share Sale Company, as the case may be, of any of the Change of Control Contracts or Change of Control Permits for Major Jurisdiction Companies, and any Residual Jurisdiction Companies for which the Transaction is completed at Closing, has not been obtained prior to Closing, the Seller and the Buyer must, until such consents are obtained by the Buyer, cooperate to ensure that (i) the Parties enter into a Back-To-Back Arrangement relating to such Change of Control Contracts and/or Change of Control Permits to ensure that the net economic benefit (i.e. less any related costs incurred by the Seller which would have been incurred by the Buyer had the assets and/or liabilities been acquired by the Buyer at Closing, including, without limitation, any Tax) and net cash flow of the relevant Change of Control Contracts and/or Change of Control Permits is transferred to the Buyer; and (ii) if so desired by the Buyer (a) such Change of Control Contract or Change of Control Permit are terminated and/or (b) any rights of the Seller or Local Seller arising from such Change of Control Contract or Change of Control Permit are enforced. To the extent that the Buyer receives the benefits under any such Change of Control Contracts or Change of Control Permits as contemplated by this clause 6.2, the Buyer shall fully and timely perform all of the obligations of the Seller under such Change of Control Contracts or Change of Control Permits and indemnify, defend and hold harmless the Seller from all such obligations, and any actions taken by the contracting counterparty or any other party in connection therewith, but only to the extent that such action is predominantly based upon or arises out of the performance (including for the sake of clarity omissions) by the Buyer of such obligations of the Seller after the Closing Date.

6.3	Financing Assistance

6.3.1
The Seller shall, and shall cause the Company to, use best efforts to provide all cooperation reasonably requested to assist the Buyer in the arrangement of debt financing of the Final Purchase Price, including any refinancing of debt (the “Financing”).

6.3.2
Nothing herein may require such cooperation to the extent it would (a) unreasonably disrupt the operations of the Seller's Group or (b) require the Seller's Group to incur any liability which is not promptly reimbursed by the Buyer. The Buyer shall promptly reimburse the Company or the Seller (as the case may be) for all reasonable costs in connection with the Financing.

6.4	Filing of Tax returns

6.4.1
The Seller shall procure that pending Closing, the Company files all such Tax returns or other notices to any Tax authority, for any period up until Closing which are required to be filed in any jurisdiction, including, without limitation, the United States.

6.4.2
The Seller shall further (i) procure that the Company pays or (ii) provide for the payment of any and all Taxes for any period prior to Closing, which are due and payable in any jurisdiction, including, without limitation, the United States.

7.	Conduct of Business pending Closing

7.1
Between Signing and Closing, or the Residual Closing, as the case may be, the Seller must operate the Company, or the remaining Residual Jurisdiction Companies or assets and liabilities of the Residual Jurisdiction Companies, as the case may be, in the ordinary course of business and in line with past practices, and specifically the Seller will not with regard to the Company – except (i) in accordance with pre-existing obligations or agreements Disclosed to the Buyer or (ii) as agreed with the Buyer from time to time:

(i)
divest, or allow any Third Party Rights over, the shares of any Share Sale Company or any Subsidiary, or introduce any new Third Party Rights over the material assets of any Share Sale Company or Asset Sale Company;

(ii)
change the share capital of any Share Sale Company or Subsidiary, including issuance of equity related instruments; amend the articles of association of any Share Sale Company; or liquidate, merge, demerge or otherwise restructure any Share Sale Company;

(iii)
enter into any agreements or commitments involving capital expenditure without having consulted with the Buyer in advance and considering the Buyer’s input thereon for an amount in excess of DKK 5,000,000 in any transaction or related series of transactions or DKK 20,000,000 in the aggregate;

(iv)	let any Share Sale Company acquire or incur any indebtedness or make any loan to any Person;

(v)	let any Share Sale Company enter into or engage in any hedging, securitization, derivative, factoring or swap transaction;

(vi)
let the Company (i) increase the compensation, including bonuses, pensions and other benefits, to any Key Employee; (ii) terminate or materially amend the employment terms of any Key Employee; or (iii) establish or amend any compensation or benefit plan or collective bargaining agreement;

(vii)	initiate or settle any litigation which is material to the Company;

(viii)	terminate or amend the terms of any contract which is material to the Company;

(ix)	accelerate any payment of trade receivables, changing payment terms, or delay any payment of trade payables;

(x)
let any Share Sale Company (i) change any method of Tax accounting or other election in respect of Tax; or (ii) settle any audit, investigation, or other proceeding in respect of Tax; or (iii) enter into any agreement with, or request any Tax ruling from, any Tax authority, if any such action could result in a material increase in a liability for Tax of any Share Sale Company; or

(xi)	agree, conditionally or otherwise, to do any of the foregoing.

7.2
Upon receipt of merger clearance the Seller shall provide such information on the Company and its business as is reasonably required by the Buyer as well as to provide reasonable access to the Company's employees.

8.	Closing

8.1
Subject to the terms and conditions of this Agreement, Closing will take place at the offices of Moalem Weitemeyer Bendtsen, Amaliegade 3-5, DK-1256 Copenhagen, Denmark, at 09:00 am (CET) a) on the first Business Day of a the month (provided that such Business Day is also a banking day in Ireland and USA) following the month, where all of the conditions precedent referred to in clause 5 have been satisfied or waived or are capable of being satisfied in connection with Closing, however, no earlier than on 1 January 2017 and provided that at least 10 (ten) Business Days shall have passed since the satisfaction or waiver, as applicable, of such conditions precedents or b) at such other date agreed between the Parties. Closing shall in each case be deemed to take effect as of the last day of the calendar month immediately preceeding the Closing Date.

8.2	Closing will comprise the completion of the Transaction regarding (a) the Major Jurisdiction Companies and (b) any Residual Jurisdiction Companies agreed between the Parties prior to Closing.

8.3	At Closing, the Seller must take the following actions and deliver to the Buyer or procure the following:

(i)	The Company Specific Share Purchase Agreements relating to the Major Jurisdiction Companies (and any relevant Residual Jurisdiction Companies) signed by the relevant local Sellers.

(ii)	The Company Specific Asset Purchase Agreements relating to the Major Jurisdiction Companies (and any relevant Residual Jurisdiction Companies) signed by the relevant Local Sellers.

(iii)
The register of shareholders of each Share Sale Company being transferred at Closing and any certificates(s) in respect of the shares substantiating that the Buyer is registered as owner of the shares of each Share Sale Company being transferred at Closing free from any Third Party Rights.

(iv)
The registers of shareholders of each of the Subsidiaries and certificates in respect of all issued shares in the Subsidiaries substantiating that GN Otometrics Denmark is registered as owner of all of the shares and equity-related rights issued in each Subsidiary free from any Third Party Rights.

(v)
Letters of resignation from the members of the board of directors of each Share Sale Company being transferred at Closing, which are elected by the general meeting (i.e. not employee representatives) attached as Schedule 8.3(v), stating that they will resign at Closing, and that they do not have any claims against the Company.

(vi)
Letters of resignation from the auditor of each Share Sale Company being transferred at Closing attached as Schedule 8.3(vi) waiving any claims against the Company other than for fees for services rendered to the Company in the ordinary course of business prior to Closing. The fees are to be paid by the relevant Share Sale Company, and the Buyer shall procure that such payment is made no later than on its due date, if the fees have not been settled on the Closing Date at the latest.

(vii)	The corporate books and records for each Share Sale Company being transferred at Closing (or confirmation that such materials are kept at such Share Sale Company’s offices).

(viii)
The appropriate documentation that the transfer of the assets and liabilities has taken place in accordance with each Company Specific Asset Purchase Agreement relating to a Major Jurisdiction Company (and any relevant Residual Jurisdiction Company being transferred at Closing).

(ix)	Confirmation by the Seller substantially in the form as attached as Schedule 8.3(ix) stating whether any Material Adverse Effect has occurred between the Signing Date and the Closing Date.

(x)	2 (two) copies of a USB stick containing a copy of the Due Diligence Documentation as of the Signing Date and the Closing Date, respectively.

(xi)	Transcript from the Danish Business Authority evidencing the power of the persons signing this Agreement on behalf of the Seller to bind the Seller with their signatures.

(xii)	The Transitional Services Agreement signed by the Seller.

(xiii)
A properly executed statement stating that interests in the Company do not constitute “United States real property interests” under Section 897(c) of the Internal Revenue Code of 1986, as amended, for purposes of satisfying Buyer’s obligations under U.S. Treasury Regulation Section 1.1445-2(c)(3).  In addition, simultaneously with delivery of such statement, the Seller provide to Buyer, as agent for the Seller, a form of notice to the Internal Revenue Service in accordance with the requirements of U.S. Treasury Regulation Section 1.897-2(h)(2) along with written authorization for the Buyer to deliver such notice form to the Internal Revenue Service on behalf of the Seller upon the consummation of the Transaction.

(xiv)	The appropriate documentation that the Seller has complied with its obligations in clause 6.4.

8.4	At Closing, the Buyer must take the following actions and deliver to the Seller or procure the following:

(i)	The Company Specific Share Purchase Agreements relating to the Major Jurisdiction Companies (and any relevant Residual Jurisdiction Companies) signed by the relevant Local Buyers.

(ii)	The Company Specific Asset Purchase Agreements relating to the Major Jurisdiction Companies (and any relevant Residual Jurisdiction Companies) signed by the relevant Local Buyers.

(iii)	Documentary evidence that the Estimated Purchase Price has been transferred to the Seller's Bank Account in cash with the Closing Date as value date.

(iv)
Certified copies of (i) a Secretary's Certificate (under U.S. law), together with (ii) a third party confirmation or validation, evidencing that the Buyer has full corporate power and all necessary authority to consummate this Agreement, and which are required to evidence the authority of the individuals having executed this Agreement on behalf of the Buyer and any document executed and/or delivered by the Buyer at Closing.

(v)	The Transitional Services Agreement signed by the Buyer.

8.5
The Closing actions must be documented in a Closing Memorandum. The Seller shall, no later than 10 (ten) Business Days before the contemplated Closing Date, deliver a draft Closing Memorandum to the Buyer.

8.6
The actions taken under clauses 8.3 and 8.4 are to be deemed to have occurred simultaneously, and none of the actions taken by one Party are to be considered performed until and unless all the actions to be performed by the other Party have been performed or explicitly waived by the recipient Party. At Closing, the Parties must approve and sign the Closing Memorandum.

8.7	Each Party is entitled to waive fulfilment by the other Party of any of the other Party’s obligations at Closing, in whole or in part.

8.8	If a Party’s obligations under clauses 8.3, items (i)-(iv), (viii)-(ix), (xi) and (xii), and 8.4, items (i)-(v), are not complied with by the Closing Date, the Parties may agree to:

(i)	defer Closing (so that the provisions of this clause 8 will apply to the deferred Closing); or

(ii)	proceed to Closing as far as practicable without limiting its rights under this Agreement as a consequence thereof.

8.9
If a Party’s obligations under clause 8.3, items (v)-(vii), (x), (xiii) or (xiv) are not complied with by the Closing Date, the Parties agree to proceed to Closing as far as practicable without limiting its rights under this Agreement as a consequence thereof.

8.10
If Closing has not occurred on or before 23:59 CET on 30 June 2017, this Agreement may be terminated by either Party by giving written notice of immediate termination of the Agreement to the other Party.

8.11
If a Party terminates this Agreement pursuant to clauses 8.8 or 8.9, all obligations of the Parties under this Agreement will end immediately, except for those expressly stated to continue without limitation in time and those set out in clauses 22 to 23. However, for the avoidance of doubt, all rights and liabilities of the Parties which have accrued before termination or as a consequence of termination will continue to exist.

9.	Post-Closing Covenants

9.1	Residual Closing

9.1.1
After Closing, the Parties shall work jointly and loyally to finalise any Company Specific Purchase Agreements relating to Residual Jurisdiction Companies for which, and to the extent, the Transaction is not completed at Closing and to complete the Residual Closing.

9.2	Change of Control Contracts and Change of Control Permits for Residual Jurisdiction Companies

9.2.1
The Parties shall take all reasonable steps to obtain the consents prior to the Residual Closing under any Change of Control Contracts and any Change of Control Permits for Residual Jurisdiction Companies.

9.2.2
If any consent required in connection with the assignment by the Local Seller to the Local Buyer or the sale of the shares in the Share Sale Company, as the case may be, of any of the Change of Control Contracts or Change of Control Permits for Residual Jurisdiction Companies has not been obtained prior to the Residual Closing then, until such consents are obtained by the Buyer, the Seller and the

Buyer must co-operate to ensure that (i) the Buyer receives the benefit (less any related costs incurred by the Seller which would have been incurred by the Buyer had such Change of Control Contract or Change of Control Permit been assigned to the Buyer, including, without limitation, any Tax) of any rights of the Seller or the Company under such Change of Control Contract or Change of Control Permit; (ii) a transitional arrangement (Back-To-Back Arrangement) designed to provide such benefits to the Buyer is implemented; and (iii) if so desired by the Buyer; (a) such Change of Control Contract or Change of Control Permit are terminated; and/or (b) any rights of the Seller or Local Seller arising from such Change of Control Contract or Change of Control Permit are enforced. To the extent the Buyer receives the benefits under any such Change of Control Contracts or Change of Control Permits as contemplated by this clause 9.2, the Buyer shall fully and timely perform all of the obligations of the Seller under such Change of Control Contracts or Change of Control Permits and indemnify, defend and hold harmless the Seller from all such obligations, and any actions taken by the contracting counterparty or any other party in connection therewith, but only to the extent that such action is predominantly based upon or arises out of the performance (including for the sake of clarity omissions) by the Buyer of such obligations of the Seller after the Residual Closing.

9.3	Wrong Pocket Transfer

9.3.1
If, after Closing, or the relevant Residual Closing, and for a period ending 150 (one-hundred-and-fifty) Business Days after the relevant date, it is found that any payment from any third party, right, title or interest in any asset or a liability which does not form part of the Company that has been transferred from the Seller or if, after Closing and for a period ending 150 (one-hundred-and-fifty) Business Days hereafter, it is found that any Intellectual Property Rights, tangible or intangible property, contractual arrangement, Permit, employee or any other asset or liability which either (a) should have been transferred to the Buyer as part of the Transaction, but has not been transferred; or (b) has been transferred to the Buyer as part of the Transaction, but should not have been transferred, then:

9.3.1.1	either Party shall notify the other in writing as soon as practicable after such matters come to its knowledge;

9.3.1.2	at the expiry of the above-mentioned period, the Parties shall procure that:

(i)	each Wrong Pocket Asset or Liability is transferred to the other Party for no consideration and subject to no costs, fees etc. (“Wrong Pocket Transfer”); and

(ii)
the Party in question, as the case may be, shall perform all such additional acts and deeds and shall execute such documents in a form reasonably satisfactory to the other Party as may be necessary to validly effect the Wrong Pocket Transfer; and

(iii)	each Party shall hold the Wrong Pocket Asset or Liability in trust for the other Party until such time as the Wrong Pocket Transfer is validly effected and registered, as the case may be.

9.3.2
Each of the Parties shall ensure that their respective Affiliates and Representatives deliver, or cause to be delivered, the necessary documents as well as perform the necessary actions of a procedure as set out above.

9.3.3	For the avoidance of doubt, the limitations set forth in clause 16 are not applicable.

9.3.4
In connection with any Wrong Pocket Transfer, the Parties must determine whether the Wrong Pocket Transfer would have had an influence on the Adjustment Amount had the Wrong Pocket Transfer been completed at Closing or the Residual Closing, as applicable. If and to the extent that the Wrong Pocket Transfer would have had an influence on the Adjustment Amount, the Parties must adjust the Final Purchase Price as if the Wrong Pocket Transfer had been completed at Closing or the Residual Closing, as applicable, and the Party in whose favour the Adjustment Amount was calculated erroneously shall pay the difference to the other Party without undue delay.

10.	Back-To-Back Arrangements

10.1
For any assets and/or liabilities are not wholly or partially transferred at Closing, the Seller shall, and shall procure that the Local Sellers, transfer the net economic benefit (i.e. less any related costs incurred by the Seller which would have been incurred by the Buyer had the assets and/or liabilities been acquired by the Buyer at Closing, including, without limitation, any Tax) and net cash flow of the relevant non-transferred assets and/or liabilities to the relevant Local Buyer (or from the relevant Local Buyer to the relevant Local Seller in case of a negative net economic benefit or negative net cash flow) as if the Local Buyer had acquired the asset as of Closing (each a “Back-To-Back Arrangement”).

10.2
Under each Back-To-Back Arrangement, the historical working capital related to the relevant assets and/or liabilities (e.g. trade debtor, trade receivables or inventory) prior to and at Closing is for the benefit or liability, as the case may be, of the Seller until it is offset, and any new working capital established after Closing relating to the relevant assets and/or liabilities is for the benefit or liability, as the case may be, of the Buyer.

10.3	For the avoidance of doubt, the Back-To-Back Arrangements will continue after the Residual Closing if and to the extent required to give effect to the working capital transfer described above.

11.	Residual Closing

11.1
The Residual Closing will take place at the offices of Moalem Weitemeyer Bendtsen, Amaliegade 3-5, DK-1256 Copenhagen, Denmark, within 15 (fifteen) Business Days after the latter of (i) the relevant Company Specific Purchase Agreement for the Residual Jurisdiction Company having been finalised; and (ii) any required steps to transfer the assets and liabilities or shares, as relevant, of the relevant Residual Jurisdiction Company, having been completed.

11.2
The Parties agree that the Residual Closing is not subject to any conditions precedent, and the failure to fulfil steps in connection with the transfer of assets, including obtaining consents to transfer Change of Control Clauses and/or Change of Control Permits, must, to the extent possible, not prevent the Residual Closing. If specific steps cannot be completed, the Residual Closing must take place at a time agreed between the Parties and must be completed to the extent possible.

11.3	At the Residual Closing, the Seller must take the following actions and deliver to the Buyer or procure the following:

(i)	The Company Specific Share Purchase Agreements relating to the relevant Residual Jurisdiction Companies signed by the relevant Local Sellers.

(ii)	The Company Specific Asset Purchase Agreements relating to the relevant Residual Jurisdiction Companies signed by the relevant Local Sellers.

(iii)
The register of shareholders of each Share Sale Company being transferred at the Residual Closing and any certificates(s) in respect of the shares substantiating that the Buyer is registered as owner of the shares of each Share Sale Company being transferred at the Residual Closing free from any Third Party Rights.

(iv)
Letters of resignation from the auditor of each Share Sale Company being transferred at the Residual Closing attached as Schedule 8.3(v) waiving any claims against the Company other than for fees for services rendered to the Company in the ordinary course of business prior to Closing. The fees are to be paid by the relevant Share Sale Company, and the Buyer shall procure that such payment is made no later than on its due date, if the fees have not been settled on the Closing Date at the latest.

(v)	The corporate books and records for each Share Sale Company being transferred at the Residual Closing (or confirmation that such materials are kept at such Share Sale Company’s offices).

(vi)
The appropriate documentation that the transfer of the assets and liabilities has taken place in accordance with each Company Specific Asset Purchase Agreement relating to a relevant Residual Jurisdiction Company.

11.4	At the Residual Closing, the Buyer must take the following actions and deliver to the Seller or procure the following:

(i)	The Company Specific Share Purchase Agreements relating to the relevant Residual Jurisdiction Companies signed by the relevant Local Buyers.

(ii)	The Company Specific Asset Purchase Agreements relating to the relevant Residual Jurisdiction Companies signed by the relevant Local Buyers.

11.5
The Residual Closing actions are documented in a Residual Closing Memorandum. The Seller shall, no later than 5 (five) Business Days before the Residual Closing, deliver a draft Residual Closing Memorandum to the Buyer.

11.6
The actions taken under clauses 11.3 and 11.4 are to be deemed to have occurred simultaneously, and none of the actions taken by one Party are to be considered performed until and unless all the actions to be performed by the other Party have been performed or explicitly waived by the recipient Party. At the Residual Closing, the Parties must approve and sign the Residual Closing Memorandum.

11.7	Each Party is entitled to waive fulfilment by the other Party of any of the other Party’s obligations at the Residual Closing, in whole or in part.

11.8	If a Party’s obligations under clauses 11.3, items (i)-(iii) and (vi), to 11.4, items (i)-(ii), are not complied with by the date of the Residual Closing, then the other Party may:

(i)	Defer the Residual Closing (so that the provisions of this clause 11 will apply to the deferred Residual Closing);

(ii)	proceed to the Residual Closing as far as practicable without limiting its rights under this Agreement as a consequence thereof; or

(iii)	notify the other Party that the Residual Closing must be completed as a Back-To-Back Arrangement in accordance with clause 9 above.

11.9
If a Party’s obligations under clause 8.3, items (iv)-(v) are not complied with by the Closing Date, the Parties agree to proceed to Closing as far as practicable without limiting its rights under this Agreement as a consequence thereof.

11.10
The Residual Closing shall take place at the latest 36 (thirty-six) months after the Closing Date. To the extent any Residual Closing has fully or partially not been completed at this date, the Back-To-Back Arrangement(s) for the relevant assets and liabilities will continue until such time as the assets or liabilities are no longer relevant to the Company.

12.	Buyer’s Investigations

12.1
Prior to the Signing Date, the Buyer and the Buyer's Representatives have been provided with access to a virtual data room (the “Virtual Data Room”) prepared by the Seller containing the documentation in relation to the Company listed in Schedule 12.1 (the “Due Diligence Documentation”). Further, the Company’s management has made presentations of the Company and its activities to the Buyer and its Representatives who have been permitted to ask questions to the Company’s management and Representatives, minutes of such sessions forming part of the Due Diligence Documentation.

13.	Seller's Warranties

13.1
As of Signing, the Seller makes the representations and warranties set out in Schedule 13.1 to and for the benefit of the Buyer subject to and qualified by all matters, facts or information (i) Disclosed; (ii) mentioned in this Agreement; or (iii) within the Buyer’s Knowledge. The Seller's Warranties are repeated by the Seller on and as of the Closing Date, except for the Seller's Warranties out in clauses 5.2 (Key Employee resignation), 5.4 (claims from former employees), 6.1 (no insurance claims), 6.2 (cancellation of insurance policies), 7.2 (termination of lease), 8.4 (compliance with environmental Laws), 9.3 (termination of contracts), 11.3-11.5 (IPR infringement), 11.9 (breach of IPR agreement), 15.2 (compliance with Law), 15.4-15.7 (compliance with certain Laws), and 16.1-16.2 (pending and threatened judgments) of Schedule 13.1, which shall be deemed given only as of Signing. The Buyer cannot rely on any assumptions, warranties or declarations not explicitly stated in this Agreement. The Seller gives no Seller’s Warranties in respect of information on prospects concerning the future, including as set out in any presentations, budgets and forecasts, regardless of whether such information is included in the Due Diligence Documentation or has otherwise been communicated to the Buyer.

13.2
For the avoidance of doubt, the Seller issues no representation or warranty and undertake no liability with respect to budgets, financial forecasts or any other information relating to the future development of the Company.

13.3
Notwithstanding the above, Warranties given under clauses 1 (Authority), 2 (Title) and 4 (Tax) of Schedule 13.1 (“Fundamental Warranties”), are not subject to any qualifications, including the qualifications above.

14.	Buyer’s Warranties
The Buyer represents and warrants to the Seller as follows:

14.1	Capacity of the Buyer

14.1.1	The Buyer is duly incorporated and validly existing under the Laws of the Republic of Ireland.

14.1.2	The Buyer has full corporate power and authority to execute this Agreement and to consummate and perform or cause to be performed its obligations under this Agreement.

14.1.3	The Buyer has taken all actions required to authorise the execution of this Agreement and the consummation of the transactions contemplated hereby.

14.1.4
This Agreement has been duly executed by the Buyer and is a valid and binding obligation on the Buyer enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar Laws which affect the enforcement of creditors’ rights in general.

14.1.5
The Buyer is not required to have this Agreement and the fulfilment of its obligations under this Agreement approved by any shareholder, creditor or other Person or to file or register this Agreement with any public authority, except that the Buyer is required to file this Agreement with the U.S. Securities and Exchange Commission.

14.1.6
There are no actions, claims or other proceedings or investigations pending or, to the Buyer's Knowledge, threatened against or involving the Buyer, which, individually or in the aggregate, may prevent the Buyer from consummating the transactions contemplated in this Agreement or affect the validity or enforceability of this Agreement.

14.2	No Breach

14.2.1	The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(i)	violate any provision of the Corporate Documents of the Buyer;

(ii)	violate any material order, judgement, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon the Buyer; and/or

(iii)	violate any Law applicable to the Buyer.

14.3	Capacity of the Local Buyers

14.3.1	Each Local Buyer is duly incorporated and validly existing under the Laws of its jurisdiction of incorporation.

14.3.2
Each Local Buyer has full corporate power and authority to execute the relevant Company Specific Purchase Agreement and to consummate and perform or cause to be performed its obligations under the relevant Company Specific Purchase Agreement.

14.3.3	Each Local Buyer has taken all actions required to authorise the execution of the relevant Company Specific Purchase Agreement and the consummation of the transactions contemplated thereby.

14.3.4
This Agreement has been duly executed by the Buyer and is a valid and binding obligation of the Buyer enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar Laws which affect the enforcement of creditors’ rights in general.

14.3.5
No Local Buyer is required to have the relevant Company Specific Purchase Agreement and the fulfilment of its obligations under the relevant Company Specific Purchase Agreement approved by any shareholder, creditor or other Person or to file or register this Agreement with any public authority.

14.3.6
There are no actions, claims or other proceedings or investigations pending or, to the Buyer's Knowledge, threatened against or involving any Local Buyer, which, individually or in the aggregate, may prevent any Local Buyer from consummating the transactions contemplated in the relevant Company Specific Purchase Agreement or affect the validity or enforceability of the relevant Company Specific Purchase Agreement.

14.4	No Breach

14.4.1	The execution, delivery and performance of the Company Specific Purchase Agreement and the consummation of the transactions contemplated thereby will not:

(i)	violate any provision of the Corporate Documents of any Local Buyer;

(ii)	violate any material order, judgement, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon any Local Buyer; and/or

(iii)	violate any Law applicable to any Local Buyer.

14.5	No Breach of Seller's Warranties

14.5.1
To the Buyer’s Knowledge, no matters or facts exist which render, or are likely to render, any of the Seller's Warranties untrue or incorrect as of the Signing Date, and where appropriate, the Closing Date, of which the Seller is not aware.

15.	Specific Indemnities

15.1	Disputes

15.1.1	The Seller shall use best efforts to settle the following disputes:

(i)
The lawsuit by e3 Diagnostics, Inc. against four employees of Audiology Systems, Inc. for alledged violation of competition clauses covering sales activities in the State of Florida, United States; and

(ii)	The lawsuit by former employee Anne Martel against Genie Audio, Inc. for alledged breach of Anne Martel’s employment contract.

15.1.2
To the extent that the Seller is not able to settle the above-mentioned lawsuits before Closing, the Seller agrees to indemnify on a USD-for-USD basis (without such indemnification being subject to (a) any of the limitations set forth in clause 16 of this Agreement; or (b) the contents of the Due Diligence Documentation) the Buyer against any damages which may be awarded against the Buyer as well as any reasonable attorneys' costs incurred by the Buyer (but for the avoidance of doubt not other costs or Loss, including Loss as the result of an injunction), provided the Buyer gives the Seller full control of the defence of the claims. The Seller shall keep the Buyer duly informed of any progress of any of the above-mentioned lawsuits.

15.2	US tax claims

15.2.1
The Seller shall indemnify and hold harmless the Buyer against any Loss (disregarding the limitations and restrictions set out in clause 16) up to a maximum of USD 5,000,000 incurred by the Buyer as a result of the Buyer's IRS Section 338(g) election as specified in clause 20.2 below. For the avoidance of doubt, if the Buyer does not fully utilize Audiology Systems, Inc.'s tax attributes and this is primarily due to the Buyer’s own acts or omissions, the Seller shall not be obliged to indemnify and hold the Buyer harmless for this.

15.2.2
The Seller shall indemnify and hold harmless the Buyer against any Loss – which does not fall within the specific indemnity in clause 15.2.1 – incurred by the Buyer (disregarding the limitations and restrictions set out in Clause 16) as a result of (i) Audiology Systems, Inc.'s failure to accurately report the amount of its tax net operating losses, tax basis in its assets, tax credits, or other tax attributes on its U.S. federal income tax returns, and (ii) the Company’s failure to pay or provide for the payment of Taxes for any period prior to Closing as set out in clause 6.4.2 above, including without limitation Tax payments, penalties and interest. For the avoidance of doubt, the specific indemnity in clause 15.2.2 shall not be subject to any amount limitation, except that the Seller shall not be liable for the Buyer’s Loss relating to external advisor costs in excess of USD 250,000. The Buyer shall not take any action or make any omission designed to or likely to increase or accellerate any potential Loss as described in this clause 15.2.2 and the Seller shall not be liable for Loss resulting from such actions or omissions – except where the Buyer is obligated to take or omit such actions under mandatory provisions of Law.

16.	Indemnification

16.1	Obligation of the Buyer to Indemnify

16.1.1
The Buyer agrees to indemnify, defend and hold harmless the Seller from and against all Losses suffered or based upon any Breach of any of the Buyer’s Warranties or any obligation of the Buyer contained in this Agreement. The Loss must be calculated in accordance with the general rules of Danish Law.

16.1.2
If a Warranty Breach may be remedied, the Buyer is entitled to remedy such Warranty Breach at its own cost within 10 (ten) Business Days after the Buyer’s receipt of the Seller’s notice of a Claim. The Claim will cease to exist to the extent that the Buyer remedies such Warranty Breach, but this clause 16.1.2 does not limit the Buyer’s obligation to indemnify the Seller for any Loss arising from such Warranty Breach to the extent that the Seller has not been reimbursed for such Loss by the Buyer’s remediation of that Warranty Breach.

16.2	Obligation of the Seller to Indemnify

16.2.1
Subject to the limitations contained in this clause 16, the Seller agrees to indemnify, defend and hold harmless the Buyer (with any payment to the Buyer being considered a reduction of the Final Purchase Price) from and against all Losses suffered or based upon any breach of any of the Seller's Warranties or any obligation of the Seller contained in this Agreement. For the avoidance of doubt, the Specific Indemnities in clause 15 will not be subject to the limitations set out in this clause 16.

16.2.2
If a Warranty Breach may be remedied, the Seller is entitled to remedy such Warranty Breach at its own cost within 10 (ten) Business Days after the Seller's receipt of the Buyer's notice of the Claim. The Claim will cease to exist to the extent that the Seller remedies such Warranty Breach and its effects, but this clause 16.2.2 will not limit the Seller's obligation to indemnify the Buyer for any Loss arising from such Warranty Breach to the extent that the Buyer has not been reimbursed for such Loss by the Seller's remediation of that Warranty Breach.

16.3	Limitations

16.3.1
The Seller is not liable to pay indemnification against any Loss caused by a change in legislation after Closing, or the Residual Closing, as the case may be, which has retrospective effect, or by voluntary actions taken or omissions made by the Buyer or the Company after Closing, or the Residual Closing, as the case may be, other than actions taken in the ordinary course of business or pursuant to a legally binding commitment created on or before Closing, or the Residual Closing, as the case may be, by the Seller or the Company or other than to comply with mandatory Law or an obligation on the Company.

16.3.2	The Seller is not liable to pay indemnification against any Loss to the extent that a specific and identifiable provision has been made for that Loss in the Closing Statement.

16.3.3	The Seller is not to pay indemnification for any indirect or consequential Loss.

16.3.4	The Seller is not liable for the Buyer's Loss unless:

(i)	each Loss exceeds USD 500,000 (the “De Minimis Threshold”), and in that case, the Seller is liable for the full amount; and

(ii)
the total amount of the Buyer's Losses, each exceeding the De Minimis Threshold, amounts to at least USD 4,000,000 (the “Basket”), and in that case, the Seller is liable for the whole amount of such Losses and not merely for the amount in excess of the Basket (tipping basket).

16.3.5	The Seller's maximum aggregate liability for Claims in respect of any Loss is USD 15,000,000 (the “Cap”).

16.3.6	The De Minimis Threshold, the Basket and the Cap shall not apply to any breach of the Fundamental Warranties.

16.3.7	The Seller is not liable for the Buyer’s Loss if the Buyer fails to provide a Claim Notice to the Seller no later than the first Business Day after 18 (eighteen) months after the Closing Date.

16.3.8
Notwithstanding clause 16.3.7, the Seller's obligation to pay any amounts of indemnification under clauses 1 (Title) and 2 (Authority) will not expire until 3 (three) months after the expiry of the applicable statute of limitation and the Seller's obligation to pay any amounts of indemnification under clause 4 (Tax) of Schedule 13.1 will not expire until 3 (three) months after the expiry of the statute of limitation under which claims of competent Tax authorities may be raised against the Company.

16.3.9	The Buyer cannot raise Claims against the Seller’s Representatives and/or of any Representatives of the Share Sale Company or Asset Sale Company as a result of a Breach by the Seller.

16.4	Exclusion of Limitations and other Remedies

16.4.1	The Buyer is not entitled to terminate this Agreement or demand a proportionate reduction of the Final Purchase Price (in Danish: “forholdsmæssigt afslag”).

16.5	Calculation of Loss

16.5.1
The Seller must pay indemnification on a USD-for-USD basis by cash payment to the Buyer. Any Loss must be calculated without taking into account any multiple used for the calculation of the Enterprise Value.

16.5.2	The Loss must be calculated in accordance with the general rules of Danish Law, however, subject to the limitations of this clause 16.

16.5.3
When calculating a Loss, any amount or benefit that the Buyer and/or the Company has received or was eligible to receive from a third party which is directly referable to the Warranty Breach must be set off against the Buyer’s Claim against the Seller, including:

(i)	any Tax savings that the Buyer and/or the Company has received or was eligible to receive; and

(ii)	any insurance benefit that the Buyer and/or the Company has received or was eligible to receive.

16.5.4
When calculating Losses sustained in foreign currencies, including whether or not such Losses exceed the De Minimis Threshold and the Basket, such Loss must be converted into USD at the official foreign exchange rate of the United States Federal Reserve Bank at the time when the Claim is notified to the Seller.

16.5.5
The Buyer shall use all reasonable efforts to mitigate any Loss for which a Claim is notified to the Seller and the Buyer shall cause that the Company does the same in accordance with the general rules of Danish Law.

16.6	Recovery Amount

16.6.1
If the Buyer and/or the Company subsequently receives any amount or benefit (a “Recovery Amount”) from any third party in respect of a Loss against which the Seller has already indemnified the Buyer, the Buyer must repay to the Seller an amount equal to the Recovery Amount (less all reasonable documented costs, charges and expenses incurred in making such recovery) with the addition of Interest from the date on which the Recovery Amount was received from such third party.

16.7	Fraud and wilful misconduct

16.7.1	The limitations of the Seller's obligation to indemnify the Buyer set out in this clause 16 do not apply if the relevant breach is caused by the Seller's fraud or wilful misconduct.

17.	Claim Notice, Dispute of Claim and Third Party Claims

17.1	Notice of Claim

17.1.1
Each Claim must be notified in writing (a “Claim Notice”) by the Buyer to the Seller no later than 30 (thirty) Business Days after the Buyer has become aware or reasonably ought to have become aware of the Claim.

17.1.2
Any Claim Notice must include a reasonably detailed description of the Claim (insofar as such details are known), its actual and legal basis and a calculation of the Loss or the estimated Loss accompanied by all documentation necessary to reasonably support the Claim.

17.1.3
The Buyer’s failure to give notice pursuant to clause 17.1.1 will result in the Claim being forfeited by the Buyer but only if and to the extent such failure has caused an increase in the Loss in respect of the relevant matter. Notwithstanding the above, if the Buyer has not issued the Claim Notice within 120 (one-hundred-and-twenty) Business Days after the Buyer has become aware or ought to have become aware of the Claim, the Claim will be forfeited by the Buyer.

17.2	Dispute of Claim

17.2.1
If the Seller disputes a Claim notified by the Buyer, in full or in part, the Seller must give the Buyer notice no later than 20 (twenty) Business Days after receipt of the Claim Notice. The Seller's dispute notice to the Buyer must in reasonable detail describe the actual and legal basis for the dispute.

17.2.2	The Buyer may hereafter submit its written complaint (in Danish: “klageskrift”) in accordance with clause 23 against the Seller within 60 (sixty) Business Days after the Buyer has received notice that the Seller disputes the Claim. The written complaint must include the Buyer’s statement of its Claim, arguments and documents supporting the Claim. This clause 17.2.2 shall only apply if the Buyer's Loss is in excess of the Basket.

17.3	Third Party Claims

17.3.1
If the grounds for a Claim in relation to the Seller's Warranties is a claim or potential claim by a third party (a “Third Party Claim”), the Buyer must give notice to the Seller, and the Buyer may not approve, reject or compromise such Third Party Claim without the Seller's prior written approval. The Seller may choose to approve, reject or compromise at its own expense and by its own counsel, any Third Party Claim subject to accepting to indemnify the Buyer for any Loss incurred by the Buyer resulting from the Third Party Claim.

17.3.2
If the Seller intends to approve, reject or compromise any Third Party Claim, the Seller must notify the Buyer thereof no later than 20 (twenty) Business Days after receipt of the Buyer's notice under clause 17.3.1. The Buyer undertakes to ensure that any books, records, other documents and employees of the Company, which, in the Seller's opinion, are necessary or desirable for such defence, are made available to the Seller and the Seller's counsel. The Buyer shall, as reasonably requested by the Seller and at the Seller’s expense, cooperate to approve, reject or compromise such Third Party Claim. The Seller undertakes to keep the Buyer informed of the status of any proceedings.

17.3.3	If the Seller chooses not to approve, reject or compromise a Third Party Claim, the Buyer must keep the Seller informed on an on-going basis of any significant developments in the matter.

18.	Restrictive Covenants

18.1	Non-Compete and Non-Solicitation

18.1.1	The Seller undertakes to refrain from, and procure that its Affiliates, directly or indirectly, refrain from:

(i)
for a period until 36 (thirty-six) months after the Closing Date, be engaged in any business (whether as holder of participating interests, as investor or in any other way) which provides goods or services of a nature identical or similar to the Company if such business is in direct competition with the business conducted by the Company at Signing – and for the avoidance of doubt excluding any actions in accordance with this Agreement, e.g. Back-To-Back Arrangements;

(ii)
for a period of 36 (thirty-six) months after the Closing Date soliciting or enticing away or attempting to solicit or enticing away from the Buyer any customer or supplier of the Company, or causing or seeking to cause to be terminated or adversely affected, any agreement or arrangement of any kind, including any contract or agreement pertaining to the Company’s business or from which the Company’s business benefits; and

(iii)
for a period of 6 (six) months after the Closing Date solicit, engaging or enticing away or attempting to solicit, engage or entice away, any of the employees of the Company as long as such employees are employed with the Company, it being understood that this covenant shall not prevent any current or former employee from making any unsolicited application to or responding to any public employment offer from the Seller or prevent the Seller from hiring such employees.

18.1.2
The obligations in this clause 18.1 apply to actions carried out by the Seller in any capacity (including as shareholder, partner, director, principal, consultant, officer, agent or otherwise) and whether directly or indirectly, on the Seller's own behalf or on behalf of, or jointly with, any other person.

18.1.3
Each of the undertakings in this clause 18.1 is considered fair and reasonable by the Parties and is a separate undertaking enforceable separately and independently of any person’s right to enforce any one or more of the other undertakings in this clause 18.1.

18.1.4
In case of the Seller's breach of its obligations under clause 18.1.1, and in case such breach has not been remedied by the Seller within 10 (ten) Business Days from having received written notice from the Buyer alleging that a breach has occurred, the Seller shall pay the Buyer an agreed penalty of USD 250,000 for each violation. For the purposes of calculating such penalty, each week during which a violation continues to exist shall be considered one separate violation. The payment of any penalty shall not cure the breach by the Seller or its Affiliates of clause 18.1.1, nor shall it prevent the Buyer or its Affiliates from initiating, or limit their rights to initiate, legal action in respect of any Loss incurred by the Buyer or its Affiliates in excess of the penalty paid. The Buyer and its Affiliates will further be entitled to apply for an injunction against any such breach without provision of security.

18.2	Bookkeeping

18.2.1
The Buyer must ensure that the Company stores its bookkeeping records as required by the Danish Bookkeeping Act (in Danish: “Bogføringsloven”) (for Danish Company entities after Closing) or similar relevant local Law (for non-Danish Company entities after Closing), and that the Seller and the Seller's Representatives will be able to gain access (having requested such access by giving the Buyer reasonable advance notice) to such records as the Seller may reasonably request.

19.	Transitional Services Agreement and Otoscan Development Agreement

19.1	Transitional Services Agreement

19.1.1
The Parties have agreed that the terms of a transitional services agreement attached hereto as Schedule 19.1.1 (the “Transitional Services Agreement”) will be executed at Closing and come into effect as of Closing for the Major Jurisdiction Companies (and the Residual Jurisdiction Companies for which the Transaction will be completed at Closing, if any). The Parties agree that the service descriptions in the schedules to the Transitional Services Agreement shall be further detailed between Signing and Closing.

19.2	Otoscan Development

19.2.1	The Parties have agreed to the terms for the joint development of “Otoscan” following Closing attached hereto as Schedule 19.2.1 (the “Otoscan Development Terms”).

20.	Joint Taxation

20.1	Denmark
The following Share Sale Companies will cease to be jointly taxed with the Seller from the Closing Date, as specified in Schedule 20.1:
GN Otometrics Denmark and Inmedico A/S.

20.2	United States

20.2.1
The Buyer may make an election regarding Audiology Systems, Inc. under IRS Section 338(g) and similar applicable state law. The Buyer will in relation hereto: a) forward the draft documents for the election to the Seller for review at least 15 Business Days prior to filing, and b) forward the draft tax return for Audiology Systems, Inc. covering the period for which the Section 338(g) election will be effective to the Seller for review at least 15 Business Days prior to filing.

20.2.2
The Seller shall have the right to request any reasonable changes made to the tax return to the extent that this may reduce any potential liability or risk for the Seller and will not materially increase any potential liability or risk for the Buyer and/or the Company.

20.2.3
The Buyer shall immediately inform the Seller in case that the IRS announces tax audits or takes any other action that may lead to a claim from the Buyer under Seller’s indemnification for Buyer’s Section 338(g) election. The Seller shall have full insight into relevant correspondence with the IRS to the extent permitted under applicable law, and Buyer will not agree to any adjustment, decision or ruling from the IRS that will or may lead to a claim from Buyer under Seller’s indemnification for Buyer’s Section 338(g) election. Seller is entitled to, for his own expense, to take over any actual or threatening dispute between the IRS and Buyer if such dispute may lead to a claim from Buyer under Seller’s indemnification for Buyer’s Section 338(g) election.

21.	Parent Guarantees

21.1
Buyer hereby guarantees on a joint and several basis (i) the performance by any Affiliate to which the Buyer assigns its righs and obligations under this Agreement, including its Schedules, and (ii) the performance by the Local Buyers of all of their obligations and liabilities under the relevant Company Specific Purchase Agreements.

21.2
Seller's Parent hereby guarantees on a joint and several basis the performance by the Seller of all of its obligations and liabilities under this Agreement, including its Schedules, and the performance by the Local Sellers of all of their obligations and liabilities under the relevant Company Specific Purchase Agreements.

22.	Confidentiality and Publicity

22.1	Each Party is obligated to ensure that, except as set out in this Agreement, any Confidential information:

(i)	must under no circumstance be used in violation of applicable securities laws;

(ii)
must not be distributed or disclosed in any way or form by the receiving Party to anyone except to those Representatives who reasonably need to know such Confidential Information and who are informed of the confidential nature of the disclosed information and bound to confidentiality themselves to an extent no less stringent than the receiving Party under this Agreement;

(iii)
must be kept confidential by the receiving Party with the same degree of care as is used with respect to the receiving Party’s own confidential information of similar nature to avoid disclosure to any third party, theft, damage, loss or unauthorized access, but at least with reasonable care (including, but not limited to, organisations and technical measures); and

(iv)	must not in any way be used to the detriment of the other Party or to benefit the receiving Party at the expense of the other Party.

22.2	Notwithstanding clause 22.1, each Party is entitled to disclose Confidential Information to relevant third parties if such Confidential Information:

(i)	was, as evidenced by written records, in the receiving Party’s possession without confidentiality obligation prior to receipt from the disclosing Party;

(ii)
is at the time of disclosure already in the public domain or subsequently becomes available to the public other than by breach of this Agreement by the receiving Party or by breach of the corresponding obligations of its Affiliates or Representatives;

(iii)	is lawfully obtained by the receiving Party from a third party, provided that such third party is, to the receiving Party’s knowledge, not in breach of any conଁdentiality agreement;

(iv)	is developed by the receiving Party independently from and without the beneଁt or use of any Conଁdential Information;

(v)
is required to be disclosed by any decree or order of a governmental authority, stock exchange, by court or by an arbitration tribunal or by mandatory law, provided that (a) written notice of such requirement, if and to the extent permissible by mandatory law, is given without undue delay, and in advance of such disclosure, to the disclosing Party so as to give the disclosing Party an opportunity to intervene; (b) the receiving Party uses its best efforts to obtain assurance that the Confidential Information will be treated as conଁdential by such authority, by marking Conଁdential Information as “Confidential" or with similar legend; (c) any disclosure compelled under such decree, order or tear is limited to the minimum requested disclosure; and (d) the Parties must to the extent permissible by law and practically possible seek to agree on the content of such required disclosure; or

(vi)	has been approved for release in writing by the disclosing Party.

22.3	Furthermore, nothing in clause 22.1 restricts:

(i)	the Buyer from informing customers or suppliers of the acquisition of the Company by the Buyer after Closing; and

(ii)
any Party from making any disclosure to any of its Representatives who are required to receive such disclosure to carry out their duties (conditional upon any such Person being informed of the confidential nature of the Confidential Information and agreeing to keep such Confidential Information confidential for as long as the disclosing Party is obliged to do so in accordance with this clause).

22.4	Publicity
Immediately after the Signing Date, the Parties will issue a press release which is attached as Schedule 22.4.

23.	Governing Law and Disputes

23.1
This Agreement is governed and construed in accordance with the Laws of Denmark to the exclusion of any rules on choice of Law or jurisdiction that would refer the subject matter to another governing Law or jurisdiction.

23.2
Any dispute arising out of or in connection with this Agreement, including any disputes regarding the existence, validity or termination thereof, must be settled by arbitration administrated by The Danish Institute of Arbitration in accordance with the rules of arbitration procedure adopted by The Danish Institute of Arbitration and in force at the time when such proceedings are commenced.

23.3
The dispute is to be decided by a panel of three arbitrators. Each Party will appoint one arbitrator. The third arbitrator, who must be the President of the Arbitral Tribunal, must be appointed jointly by the Parties.

23.4
If a Party fails to appoint an arbitrator within 30 (thirty) Business Days of submitting an application for arbitration or of receiving notice of arbitration, the Danish Institute of Arbitration will appoint the arbitrator.

23.5	The arbitration proceedings will take place in Copenhagen, Denmark, and the language of the proceedings will be English unless the Parties agree otherwise.

23.6
The Parties are not entitled to disclose any confidential information relating to the arbitration proceedings to any third party, including all information on any decision or arbitration award, unless the other Party has consented in writing to such disclosure. However, either Party is entitled to disclose information relating to the arbitration proceedings to a third party if such disclosure is made to protect its interests in relation to the other Party or to comply with current legislation or public authority decisions, or if such disclosure is required under any listing agreements.

24.	Miscellaneous

24.1	Notices

24.1.1	Any notice to be given or other communication required or permitted under this Agreement must be in writing and in the English language and be delivered by email to the individuals listed below:

(a)	If to the Buyer:
Natus Medical Incorporated
Attn.: James B. Hawkins
6701 Koll Center Parkway, Suite 120
CA 94566, Pleasanton
United States
Email: Jim.Hawkins@natus.com

with a copy to:
Attorney-at-Law Bent Kemplar
Kromann Reumert Law Firm
Sundkrogsgade 5
DK-2100 Copenhagen
Denmark
Email: bek@kromannreumert.com

(a)	If to the Seller:
GN Hearing A/S
Attn.: Jesper Green Schou
Lautrupbjerg 7
DK-2750 Ballerup
Denmark
Email: JGreenSchou@gn.com

with a copy to:

Attorney-at-Law Dan Moalem
Moalem Weitemeyer Bendtsen Law Firm
Amaliegade 3, 4th floor
DK-1256 Copenhagen
Denmark
Email: dmo@mwblaw.dk

24.1.2	Notices will be deemed to have been made on the date of the receipt thereof by the recipient as indicated on the return receipt or the transmission report, as applicable.

24.2	Entire Agreement

24.2.1
This Agreement (incl. the Company Specific Purchase Agreements and any other Schedules) and any other agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement between the Parties with respect to the purchase of the Company and the related transactions and supersede all prior agreements, written or oral, relating to the subject matter hereof.

24.3	Waivers and Amendments

24.3.1
This Agreement may only be amended, superseded, cancelled, renewed or extended, and the terms hereof may only be waived, by way of a written instrument signed by both Parties or, in the case of a waiver, by the Party waiving its rights under this Agreement.

24.3.2	No waiver of any particular Breach of the provisions of this Agreement may operate as a waiver of any repetition of such Breach.

24.4	No Assignment

24.4.1
Except as otherwise specifically set forth in this Agreement, rights and obligations set out in this Agreement may not be assigned, in full or in part, by any Party without the prior written consent of the other Party, provided however that the Buyer shall be entitled to assign its rights and obligations under this Agreement (save as set out in Clause 21.1) to an Affiliate of the Buyer.

24.4.2
Notwithstanding the above, any Local Seller or Local Buyer may assign the rights and obligations to any Affiliate of such Local Seller or Local Buyer, respectively, provided that the replacement Local Seller or Local Buyer, as the case may be, gives effect to the relevant Company Specific Purchase Agreement on materially the same terms and with no material negative effects for the other Party (e.g. if the Seller carries out a demerger of the Local Seller prior to the completion of the Company Specific Purchase Agreement).

24.5	Schedules

24.5.1
The Schedules are to be regarded as an integrated part of this Agreement. All references herein to clauses, sub-clauses and Schedules are to be deemed references to such parts of this Agreement, unless the context requires otherwise. In the event of any discrepancy between the Agreement and a Schedule, the Agreement supersedes.

24.6	Costs and Expenses

24.6.1
Unless otherwise explicitly stated in this Agreement, each Party shall pay its own costs relating to the negotiation, preparation and execution of this Agreement, including the costs and expenses of its own legal, financial and other advisors and Representatives.

24.6.2
50 % of the amount of any non-refundable Transfer Taxes paid by a Party shall promptly upon notice to the other Party, including sufficient documentation for the nature, amount and due payment of the Transfer Taxes, be refunded by the other Party. To the extent permitted by applicable law, the Buyer and the Seller shall cooperate with each other to obtain exemptions from or reductions of any Transfer Taxes. To the extent any interest, fines, penalties and additions attributable to or imposed with respect to Transfer Taxes is caused by the acts or omissions of a Party, such interest, fine, penalty or addition shall be borne by the Party by whoms acts or omissions the relevant interest, fine, penalty or addition was caused.

24.7	Interpretation

24.7.1	This Agreement is the result of the Parties' negotiations and it must not be interpreted against a Party as a consequence of such Party having drafted one or more of the provisions of this Agreement.

24.7.2	The headings of this Agreement are for guidance only and have no legal effect on the understanding or interpretation of the provisions of this Agreement.
_______

This Agreement has been executed in two original copies, of which the Seller and the Buyer each receives one copy.

Date: 25 September 2016

For and on behalf of GN Hearing A/S:

_/s/Anders Hedegaard     ___        _/s/Marcus Desimioni___________
Anders Hedegaard, CEO             Marcus Desimioni, CFO

Date: 25 September 2016

With regard to clause 21, for and on behalf of GN Store Nord A/S:

__/s/Anders Hedegaard_________        _/s/Marcus Desimioni___________
Anders Hedegaard, CEO             Marcus Desimioni, CFO

Date: 25 September 2016

For and on behalf of Natus Medical Incorporated:

___/s/James B. Hawkins _______
James B. Hawkins